Exhibit 4.2

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other nominee as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED

Consolidated Edison Company of New York, Inc.

4.30% DEBENTURES, SERIES 2016 C

INTEREST RATE 4.30% per annum	MATURITY DATE December 1, 2056	CUSIP 209111 FK4	CERTIFICATE NUMBER R-1

REGISTERED HOLDER: Cede & Co.

PRINCIPAL SUM: FIVE HUNDRED MILLION DOLLARS ($500,000,000)

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the registered holder named above or registered assigns, on the maturity date stated above, unless redeemed prior thereto as hereinafter provided, the principal sum stated above and to pay interest thereon from November 16, 2016, or from the most recent interest payment date to which interest has been duly paid or provided for, initially on June 1, 2017, and thereafter semi-annually on June 1 and December 1 each year, at the interest rate stated above, until the date on which payment of such principal sum has been made or duly provided for. The interest so payable on any interest payment date will be paid to the person in whose name this Debenture is registered at the close of business on the fifteenth day, whether or not a business day, of the calendar month next preceding such interest payment date, except as otherwise provided in the Indenture.

The principal of this Debenture, when due and payable, shall, upon presentation and surrender hereof, be paid at The Bank of New York Mellon, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, New York 13057, or at the office of any paying agent subsequently appointed pursuant to the Indenture. The interest on this Debenture, when due and payable, shall be paid at The Bank of New York Mellon or at the office of any paying agent subsequently appointed pursuant to the Indenture, or at the option of the Company, by check mailed to the address of the registered holder hereof or registered assigns as such address shall appear in the Security Register. All such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Debenture is one of a duly authorized series of an issue of unsecured debt securities of the Company designated as its 4.30% Debentures, Series 2016 C (hereinafter called the “Debentures”), issued and to be issued under an Indenture dated as of December 1, 1990, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York (successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))))), as Trustee (hereinafter called the “Trustee”, which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, and the Second Supplemental Indenture, dated as of June 23, 2005 (the Indenture, as so amended and supplemented is hereinafter called the “Indenture”). Reference is made to the Indenture and any supplemental indenture thereto for the provisions relating, among other things, to the respective rights of the Company, the Trustee and the holders of the Debentures, and the terms on which the Debentures are, and are to be, authenticated and delivered.

At any time prior to June 1, 2056 (the “Par Call Date”), the Company may redeem the Debentures in whole or in part, at its option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Debentures matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in either case, accrued interest on the principal amount being redeemed to, but not including, the redemption date. At any time on or after the Par Call Date, the Company may redeem the Debentures in whole or in part, at its option at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued interest on the principal amount being redeemed to, but not including, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Debentures being redeemed (assuming, for this purpose, that the Debentures matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., and a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) selected by MUFG Securities Americas Inc., their respective successors and affiliates and one other Primary Treasury Dealer selected by the Company. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

If an Event of Default (as defined in the Indenture) shall have occurred and be continuing with respect to the Debentures, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with such effect and subject to the conditions provided in the Indenture. Any such declaration may be rescinded by holders of a majority in principal amount of the outstanding Debentures if all Events of Default with respect to the Debentures (other than the non-payment of principal of the Debentures which shall have become due by such declaration) shall have been remedied.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to the Indenture or to any supplemental indenture with respect to the Debentures, or modifying in any manner the rights of the holders of the Debentures; provided, however, that no such supplemental indenture shall (i) extend the maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof, or interest thereon, payable in any coin or currency other than that provided in the Debentures without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid principal amount of Debentures, the holders of which are required to consent to any such supplemental indenture without the consent of the holders of all Debentures then outstanding.

The Debentures are issuable as registered Debentures only, in the denomination of $1,000 and any integral multiples of $1,000 approved by the Company, such approval to be evidenced by the execution thereof.

This Debenture is transferable by the registered holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Debenture. Upon any registration of transfer, a new registered Debenture or Debentures, of authorized denomination or denominations, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.

The Company, the Trustee, any paying agent and any Security registrar may deem and treat the registered holder hereof as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator or against any past, present or future stockholder, officer or member of the Board of Trustees, as such, of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Debenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

All terms used in this Debenture which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

This Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until the certificate of authentication on the face hereof is manually signed by the Trustee.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by the manual or facsimile signatures of the Senior Vice President and Chief Financial Officer and the Vice President and Treasurer of the Company, and a facsimile of its corporate seal to be affixed or reproduced hereon.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By

Senior Vice President and Chief Financial Officer

By

Vice President and Treasurer

SEAL

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the Indenture described herein.

THE BANK OF NEW YORK MELLON,
as Trustee

By

Authorized Signatory

Dated: November 16, 2016

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